Exhibit 99.(a)(xi)

LORD ABBETT SECURITIES TRUST

Amendment to Declaration of Trust

The undersigned, being at least a majority of the Trustees of Lord Abbett Securities Trust, a Delaware business trust (the “Trust”), organized pursuant to a Declaration of Trust dated February 26, 1993 (the “Declaration”), do hereby amend the Declaration, pursuant to Section 8.2 of the Declaration, by: (i) changing the legal name for the existing Lord Abbett Growth and Income Fund of the Trust to the “Growth & Income Series,” its Class A, B, C and P shares now being Class A, B, C and P shares of the Growth & Income Series; (ii) changing the legal name for the existing Lord Abbett International Fund of the Trust to the “International Series,” its Class A, B, C, P and Y shares now being Class A, B, C, P and Y shares of the International Series; (iii) changing the legal name for the existing Lord Abbett World Bond-Debenture Fund of the Trust to the “World Bond-Debenture Series,” its Class A, B, C, P and Y shares now being Class A, B, C, P and Y shares of the World Bond-Debenture Series; and (iv) changing the legal name for the existing Lord Abbett Alpha Fund of the Trust to the “Alpha Series,” its Class A, B, C and P shares now being Class A, B, C and P shares of the Alpha Series.

This instrument shall constitute an amendment to the Declaration.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 19th day of May, 1999.

/s/ Robert S. Dow	/s/ John C. Jansing
Robert S. Dow	John C. Jansing

/s/ C. Alan MacDonald	/s/ Hansel B. Millican, Jr.
C. Alan MacDonald	Hansel B. Millican, Jr.

/s/ E. Thayer Bigelow	/s/ Thomas J. Neff
E. Thayer Bigelow	Thomas J. Neff

/s/ Stewart S. Dixon	/s/ William H. T. Bush
Stewart S. Dixon	William H. T. Bush

/s/ Robert B. Calhoun
Robert B. Calhoun